UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010 (January 10, 2011)

                                                 CORPORATE RESOURCE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30734	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway, 11th Floor, New York, NY		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 443-2380

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On January 10, 2011, Corporate Resource Services, Inc. (the “Company”) and its wholly-owned subsidiary Diamond Staffing Services, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TS Staffing Corp. (“TS Staffing”), Tri-Diamond Staffing Inc., a wholly owned subsidiary of TS Staffing (“Tri-Diamond”), and Diamond Staffing, Inc., a wholly-owned subsidiary of Tri-Diamond (“Diamond Staffing”).  Pursuant to the terms and conditions of the Merger Agreement, the Company will acquire Tri-Diamond pursuant to a merger (the “Merger”) of Tri-Diamond with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Surviving Company”).

Tri-Diamond primarily is a national provider of temporary staffing and ancillary services with a focus on the light industrial business.  During the nine month period ended September 30, 2010, Tri-Diamond generated approximately $77,000,000 in revenue, with pre-tax income of approximately $1,800,000.

At the effective time of the Merger, Tri-Diamond’s shares of common stock will be cancelled.  In exchange for the cancellation of such shares, the Merger Agreement provides that the Company will pay a purchase price of $25,000,000, which will be paid by the issuance of 29,411,765 shares of the Company’s common stock (the “Merger Consideration”).  The number of shares to be issued to TS Staffing is based upon a negotiated $0.85 price per share for the Company's common stock that was determined using historical market prices. The shares issued will not be registered under the Securities Act of 1933, as amended.

The Merger Agreement contains a purchase price adjustment, pursuant to which, TS Staffing will pay to the Surviving Company the amount of net income, if any, earned by Tri-Diamond between January 1, 2010 and the date of consummation of the Merger.  Additionally, if the net working capital of Tri-Diamond is below zero at the effective time of the Merger, then TS Staffing shall repay to the Company an amount equal to such deficit.  Finally, the Merger Agreement provides that immediately prior to the consummation of the transactions contemplated thereby, Tri-Diamond shall declare a dividend to TS Staffing in an amount equal to collected reserve under Tri-Diamond’s accounts receivable sales agreement immediately prior to the effective time of the Merger, provided that such dividend amount shall not exceed $2,700,000.  Such dividend will be paid by the Surviving Company to TS Staffing in monthly installments following the consummation of the transactions contemplated by the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants made by the parties thereto for a transaction of this type, including among others, a covenant by TS Staffing to cause Tri-Diamond to conduct its business in the ordinary course of business between the execution of the Merger Agreement and the consummation of the Merger.

Consummation of the Merger is subject to customary closing conditions, including that Tri-Diamond shall have received a release for liability for any indebtedness owed to lender under Tri-Diamond’s Account Purchase Agreement and that the Merger Sub shall have entered into an acceptable financing arrangement.  Under certain circumstances, the Company or Tri-Diamond may terminate the Merger Agreement.

TS Staffing is wholly-owned by Robert Cassera, a director of the Company.  Mr. Cassera owns Tri-State Employment Services, Inc. (“Tri-State”), which together with its affiliated entities (including TS Staffing) and persons is the beneficial owner of approximately 74.3% of the Company's outstanding shares of common stock.  Individuals affiliated with Tri-State comprise a majority of the Company's board of directors and two serve as officers of the Company.  Tri-State, TS Staffing and the Company have entered into various transactions, as disclosed in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

The Merger and related transactions were reviewed and approved by a special committee of the Company's board of directors, consisting of an independent director.  The special committee received a fairness opinion from The BVA Group LLC, which indicated that the Company's purchase price for Tri-Diamond, as well as the price per share of the Company's common stock used to determine the number of shares to be issued to TS Staffing, was fair from a financial point of view to the unaffiliated stockholders of the Company.

Item 8.01        Other Events.

On January 11, 2011, the Company issued a press release announcing the entry into the Merger Agreement.  A copy of this press release is attached to this report as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number                         Description of Exhibit

99.1                                          Corporate Resource Services, Inc. Press Release, distributed January 11, 2011.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Resource Services, Inc.

By: /s/ Jay H. Schecter
      Name: Jay H. Schecter

      Title: Chief Executive Officer

Dated:  January 11, 2011

EXHIBIT INDEX

Exhibit Number                         Description of Exhibit

99.1                                          Corporate Resource Services, Inc. Press Release, distributed January 11, 2011